UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	46-0484987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address, including zip code, of principal executive offices)
Amended and Restated 2014 Omnibus Incentive Plan
(Full title of the plan)

Ellen Whittemore
Executive Vice President, General Counsel and Secretary
Wynn Resorts, Limited
3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 770-7555

Copies to:
Joshua N. Korff, Esq. and Michael Kim, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
(212) 446-4800

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	1,500,000 shares (3)	$73.13	$109,695,000.00	$14,238.41
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the NASDAQ Global Select Market on June 25, 2020.

(3)Represents shares of Common Stock authorized for issuance under the Amended and Restated 2014 Omnibus Incentive Plan.

EXPLANATORY NOTE

We previously filed a Registration Statement on Form S-8 (File No. 333-196113) with the Commission on May 20, 2014 (the "Original Registration Statement"), pursuant to which we originally registered 4,409,390 shares of our common stock authorized for issuance under the 2014 Omnibus Incentive Plan. Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement, including the periodic and current reports that we filed with the Commission after the effectiveness of the Original Registration Statement, are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Any items in the Original Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement.

This registration statement is being filed to register an additional 1,500,000 shares of our common stock, $0.01 par value per share (the "Common Stock"), reserved for issuance under the Amended and Restated 2014 Omnibus Incentive Plan (the "Plan"). The aggregate number of shares of the Common Stock issuable pursuant to such Plan and registered pursuant to this registration statement and the Original Registration Statement (including those shares of Common Stock actually issued pursuant to awards granted or made under the Plan) is 5,909,390 shares of Common Stock.

The increase in the number of shares authorized for issuance under the Plan were approved by our stockholders at our 2020 annual meeting held on June 25, 2020. The full text of the Plan, as amended by that stockholder approval, will be sent to employees pursuant to Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and is filed herewith.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
In accordance with the Note to Part I of Form S-8, as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by Wynn Resorts, Limited (the "Company") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(1)the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020.
(2)the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020.
(3)the Company's Current Reports on Form 8-K filed on February 6, 2020 (solely with respect to Item 8.01), April 7, 2020, April 14, 2020, April 15, 2020, May 6, 2020 (solely with respect to Item 8.01), June 19, 2020 and June 30, 2020.
(4)the Company's Proxy Statement on Schedule 14A filed on April 29, 2020.
(5)the description of the Company’s Common Stock contained in the Registration Statement on Form 8-A filed on October 7, 2002 (File No. 000-50028), including any amendment or report filed for the purpose of updating the description of Common Stock contained therein.
In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not required.
Item 5. Interests of Named Experts and Counsel.
Ellen Whittemore, Executive Vice President, General Counsel and Secretary of the Company, has rendered an opinion as to the validity of the Common Stock offered hereby. As of June 30, 2020, Ms. Whittemore owned 27,906 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation in settlement, unless a court also determines that the officer or director is fairly and reasonably entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.
The Company’s bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Nevada law, including in circumstances in which indemnification otherwise would be discretionary under Nevada law as described above. In addition, the Company has entered into separate indemnification agreements with certain of its directors and officers that require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service. The Company also intends to maintain director and officer liability insurance, if available on reasonable terms.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of the Registrant. (Incorporated by reference from the Quarterly Report on Form 10-Q (File No. 000-50028), filed by the Registrant on May 8, 2015.)

4.2	Ninth Amended and Restated Bylaws of the Registrant. (Incorporated by reference from the Annual Report on Form 10-K (File No. 000-50028), filed by the Registrant on February 28, 2020.)

*5.1	Opinion of Ellen Whittemore, Executive Vice President, General Counsel and Secretary

*10.1	Amended and Restated 2014 Omnibus Incentive Plan

*23.1	Consent of Independent Registered Public Accounting Firm

*23.2	Consent of Ellen Whittemore, Executive Vice President, General Counsel and Secretary (included in Exhibit 5.1)

24.1	Power of Attorney of officers and directors of Wynn Resorts, Limited (included on signature page of this registration statement)
*  Filed herewith
Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, state of Nevada, on this 30th day of June, 2020.

WYNN RESORTS, LIMITED

Dated: June 30, 2020	By:	/s/ Craig S. Billings
Craig S. Billings
President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Matt Maddox, Craig S. Billings and Ellen Whittemore and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matt Maddox	Director, Chief Executive Officer	June 30, 2020
Matt Maddox	(Principal Executive Officer)

/s/ Craig S. Billings	President, Chief Financial Officer and Treasurer	June 30, 2020
Craig S. Billings	(Principal Financial and Accounting Officer)

/s/ Philip G. Satre	Non-Executive Chairman of the Board and Director	June 30, 2020
Philip G. Satre

/s/ Betsy S. Atkins	Director	June 30, 2020
Betsy S. Atkins

/s/ Richard J. Byrne	Director	June 30, 2020
Richard J. Byrne

/s/ Jay L. Johnson	Director	June 30, 2020
Jay L. Johnson

/s/ Patricia Mulroy	Director	June 30, 2020
Patricia Mulroy

/s/ Margaret J. Myers	Director	June 30, 2020
Margaret J. Myers

/s/ Clark T. Randt, Jr.	Director	June 30, 2020
Clark T. Randt, Jr.

/s/ Winifred Webb	Director	June 30, 2020
Winifred Webb